Exhibit 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

VENBIO SELECT ADVISOR LLC, a	)
Delaware limited liability company,	)
individually and derivatively on behalf of	)
Immunomedics, Inc.,	)
	)	C.A. No. 2017-0108-JTL
Plaintiff,	)
)
v.	)
)
DAVID M. GOLDENBERG, BRIAN A.	)
MARKISON, ROBERT FORRESTER,	)
JASON ARYEH, CYNTHIA L. SULLIVAN,	)
GEOFF COX, BOB OLIVER, SEATTLE	)
GENETICS, INC., a Delaware corporation,	)
GREENHILL & CO., INC., a Delaware	)
corporation, and GREENHILL & CO., LLC, a	)
New York limited liability company,	)
)
Defendants,	)
)
and	)
)
IMMUNOMEDICS, INC., a Delaware	)
corporation,	)

Nominal Defendant.

STIPULATION AND AGREEMENT
OF SETTLEMENT, COMPROMISE, AND RELEASE

This Stipulation and Agreement of Settlement, Compromise, and Release (the “Stipulation”), dated as of November 2, 2017, is made and entered into by and among: (i) venBio Select Advisor LLC (“venBio”); (ii) Dr. David M. Goldenberg (“Goldenberg”), Cynthia L. Sullivan (“Sullivan”), and Brian A. Markison (“Markison,” and together with Goldenberg and Sullivan, the “Settling Individuals”); (iii) Greenhill & Co., Inc. and Greenhill & Co., LLC

(together, “Greenhill,” and, together with the Settling Individuals, the “Settling Group”); and (iv) Immunomedics, Inc. (“Immunomedics” or the “Company” and, together with venBio and the Settling Group, the “Settling Parties”).  This Stipulation states all of the terms of the settlement and resolution of the matters set forth herein and replaces in their entirety the binding settlement term sheet entered into by venBio, the Settling Individuals, and the Company on May 3, 2017 (the “Individual Term Sheet,” appended hereto as Exhibit 1) and the binding settlement term sheet entered into by venBio, Greenhill, and the Company on June 8, 2017 (the “Greenhill Term Sheet,” appended hereto as Exhibit 2, and together with the Individual Term Sheet, the “Settlement Term Sheets”).  The Settling Parties intend to fully and finally release, resolve, compromise, settle, and discharge the Claims as described in the Releases below in connection with (i) the action styled venBio Select Advisor LLC v. David M. Goldenberg et.al, C.A. No. 2017-0108-JTL (Del. Ch.) (the “venBio Action”), subject to the approval of the Court of Chancery of the State of Delaware (the “Court”), (ii) the action styled Goldenberg et al. v. Aghazadeh et al., C.A. No. 2017-0163-JTL (Del. Ch.) (the “Section 225 Action”), and (iii) the action styled Immunomedics, Inc. v. venBio Select Advisor LLP, et al., C.A. No. 1:17-cv-00176-LPS (the “Federal Action”) in the United States District Court for the District of Delaware (the “U.S. District Court”).  Together, the venBio Action, the Section 225 Action, and the Federal Action are referred to as the “Delaware Litigations.”  All terms capitalized herein shall, unless defined elsewhere in this Stipulation, have the meanings ascribed to them in Article I below. This Stipulation does not release, resolve, compromise, settle, or discharge any Claims by venBio or the Company against Robert Forrester (“Forrester”), Jason Aryeh (“Aryeh”), Geoffrey Cox (“Cox”), or Bob Oliver (“Oliver”) (together, the “Non-Settling Defendants”).

RECITALS

WHEREAS, on November 2, 2016, the board of directors of Immunomedics (the “Board”) set December 14, 2016 as the date for the Company’s annual meeting of stockholders (the “Annual Meeting”);

WHEREAS, on November 16, 2016, venBio nominated Dr. Behzad Aghazadeh (“Aghazadeh”), Dr. Khalid Islam (“Islam”), Mr. Scott Canute (“Canute”), and Mr. Peter Barton Hutt (“Hutt”) (together, the “venBio Nominees”) for election to the Board, and a proxy contest ensued (the “Proxy Contest”);

WHEREAS, on December 14, 2016, the Company postponed the Annual Meeting to February 16, 2017;

WHEREAS, on January 8, 2017, the Company’s Board was reconstituted to be comprised of Goldenberg, Markison, Forrester, Aryeh, Sullivan, Cox, and Oliver (together, the “Pre-Meeting Board”);

WHEREAS, on February 9, 2017, the Company entered into a transaction with Seattle Genetics, Inc. (the “Seattle Genetics Transaction” and “Seattle Genetics,” respectively);

WHEREAS, on February 10, 2017, the Company publicly disclosed the Seattle Genetics Transaction and announced that the Annual Meeting would be postponed until March 3, 2017;

WHEREAS, on February 13, 2017, venBio commenced the venBio Action in the Court against, among others, the members of the Pre-Meeting Board;

WHEREAS, on February 17, 2017, the Pre-Meeting Board caused the Company to commence the Federal Action in the U.S. District Court against venBio and the venBio Nominees in connection with the Proxy Contest;

WHEREAS, on March 3, 2017, the Company held its annual meeting of stockholders at which each of the venBio Nominees received a majority of stockholder votes cast and, Goldenberg, Sullivan, and Markison each received a plurality of stockholder votes cast;

WHEREAS, on March 3, 2017, certain members of the Pre-Meeting Board initiated the Section 225 Action in the Court pursuant to 8 Del. C. § 225 against venBio and each of the venBio Nominees;

WHEREAS, on March 6, 2017, venBio filed its First Amended Verified Complaint in the venBio Action which, among other things added additional breach of fiduciary duties claims against the Pre-Meeting Board, including derivative claims brought on behalf of Immunomedics, and venBio renewed its application for an injunction preventing the Seattle Genetics Transaction from closing;

WHEREAS, on March 9, 2017, the Court entered a temporary restraining order against the closing of the Seattle Genetics Transaction, pending a hearing on venBio’s motion for a preliminary injunction;

WHEREAS, on March 13, 2017, the Court entered a Status Quo Order in the Section 225 Action (the “Status Quo Order”) naming Aghazadeh, Islam, Canute, Hutt, Goldenberg, Sullivan, and Markison as the Status Quo Board of the Company (the “Status Quo Board”);

WHEREAS, the parties thereafter agreed upon a stipulated scheduling order in the venBio Action, which the Court entered, that set the matter for a three day trial commencing on June 19, 2017;

WHEREAS, the parties and several third parties undertook substantial expedited discovery, including producing approximately 59,365 documents (335,199 pages) and serving and responding to interrogatories;

WHEREAS, on April 19, 2017, venBio filed its Second Amended Verified Complaint in the venBio Action that, among other things, added Greenhill as a defendant based on allegations that Greenhill aided and abetted alleged breaches of fiduciary duty by the Pre-Meeting Board;

WHEREAS, on May 2, 2017, the Status Quo Board met and unanimously authorized a partial settlement of the venBio Action, including the execution of the Individual Term Sheet with Goldenberg, Sullivan, and Markison;

WHEREAS, on May 3, 2017, counsel for each of the Status Quo

Board members, including the Settling Individuals, the Company, and venBio executed the Individual Term Sheet that sets forth the terms of a settlement between the Company, venBio, and the Settling Individuals that provided, among other things, for the release of all Released Claims (as defined below).  The Individual Term Sheet contemplated, among other things, that the Delaware Litigations would be stayed pending mediation with the Non-Settling Defendants and Greenhill;

WHEREAS, Greenhill contends that the Greenhill Engagement Letters (as defined below) provide Greenhill with a consent right regarding the partial settlement; and Greenhill was not requested to provide and did not provide, at the time that the Individual Term Sheet was executed, consent to the partial settlement;

WHEREAS, on May 4, 2017, the Status Quo Board and the Company submitted a stipulation and proposed order, and the Court entered an order, lifting the provisions of the Status Quo Order and confirming that the Status Quo Board is the Company’s lawful Board, provided,  however,  that if the Section 225 Action is not dismissed pursuant to the stipulation and order, the parties shall be restored to their positions in the Section 225 Action as of immediately prior to the execution of the Individual Term Sheet;

WHEREAS, on May 4, 2017 and May 5, 2017, orders partially staying the Delaware Litigations were entered by the Court and the U.S. District Court;

WHEREAS, on May 10, 2017, the Court entered orders                 (i) approving the dismissal of Seattle Genetics from the venBio Action and       (ii) staying further proceedings in the venBio Action pending finalization of the partial settlement reflected in the Individual Term Sheet and the outcome of the mediation, except for the filing and adjudication of motions to dismiss by Cox, Forrester, Oliver, Aryeh, and Greenhill;

WHEREAS, on June 8, 2017, venBio, the Company, and Greenhill executed the Greenhill Term Sheet, which sets forth the terms of settlement between those parties of all existing claims asserted or that could have been asserted between them in connection with the Delaware Litigations, the Seattle Genetics Transaction, the Financing (as defined below), the Annual Meeting, the Greenhill Engagement Letters, and this Settlement (as defined below);

WHEREAS, Sullivan’s employment pursuant to the Fifth Amended and Restated Employment Agreement by and between Immunomedics and Sullivan, dated July 1, 2014 (the “Sullivan Employment Agreement”) (attached as Exhibit 3 hereto), ended on July 1, 2017;

WHEREAS, the Settling Parties intend that the Settlement will release all of the Released Claims and terminate the venBio Action as against the Settling Group, the Section 225 Action and the Federal Action as described herein with prejudice;

WHEREAS, the entry by the Settling Parties into this Stipulation is not, and shall not be construed as or deemed to be, evidence of an admission as to the merit or lack of merit of any claim or defense asserted in any of the Delaware Litigations,

NOW THEREFORE, it is hereby stipulated, consented to, and agreed in the manner set forth herein:

I.                                        DEFINITIONS

In addition to the terms defined elsewhere in this Stipulation, the following capitalized terms used in this Stipulation, shall have the meanings specified below:

A.            “Affiliate” means, as to any Person, another Person that controls, is controlled by, or is under common control with, such Person.

B.            “Arbitrable Claims” means those matters described in Article III, Section (a) below.

C.            “Business Day” means any day other than a day on which banks in Delaware are required or permitted to close.

D.            “Claims” mean any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, diminutions in value, costs, debts, expenses, interest, penalties, fines, sanctions, defenses, counterclaims, offsets, fees, attorneys’ fees and disbursements, expert or consulting fees and disbursements, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, which now exist, or heretofore or previously existed, or may hereafter exist, including known claims and Unknown Claims, whether direct, derivative, individual, class, representative, legal, equitable or of any other type, or in any other capacity, whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule (including, but not limited, to any claims under federal or state securities law, federal or state antitrust law, or under state disclosure law); provided, however, that Claims shall not include claims to enforce this Stipulation.

E.            “Company Counsel” shall mean all attorneys and law firms that have represented the Company, including without limitation Vinson & Elkins LLP (“V&E”) and DLA Piper (“DLA”).

F.             “Company Preserved Claims” shall mean all rights and claims that the Company (or its employees, representatives and Affiliates) may have against any of the Non-Settling Defendants or Company Counsel.

G.            “Company Released Parties” shall mean Immunomedics and its respective past, present, and future parents, subsidiaries, divisions, controlling Persons, Affiliates, predecessors, predecessors-in-interest, successors, successors-in-interest, and assigns and each and all of its and their past, present, or future trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, stockholders, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, principals, officers, directors, managing directors, members, managers, managing members, managing agents, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, financing sources, lenders, commercial bankers, attorneys, personal or legal representatives, accountants, tax advisors, and Affiliates of any of such Persons; provided, however, that Company Released Parties shall not include Company Counsel or any of the Non-Settling Defendants.

H.            “Current Stockholders” means all holders of record of Immunomedics stock as of the date of execution of this Stipulation.

I.             “Effective Date” means the first Business Day following the date the Judgment becomes Final.

J.             “Federal Action Released Claims” means any and all Claims that are or were or could have been alleged, asserted, or set forth in the Federal Action or in any other court, tribunal, forum, or proceeding by venBio, any of the Settling Group, the Company, or any of their respective successors and assigns, against each other, the venBio

Released Parties, the Company Released Parties, or the Released Settling Group Parties, relating to or arising out of the Proxy Contest, the Annual Meeting and/or Sections 13 and 14 of the Securities Exchange Act of 1933; provided, however, that the Federal Action Released Claims shall not include claims to enforce this Stipulation or the Preserved Claims.

K.                                    “Final” with respect to the Judgment approving the settlement of the venBio Action means:  (1) if no appeal of the Judgment is timely filed, the expiration date of the time provided for filing or noticing any appeal under the Rules of the Court of Chancery or of any appellate court therefrom; or (2) if there is an appeal of the Judgment, (i) the date of final dismissal of all such appeals, or the final dismissal of any proceeding on certiorari or otherwise, or (ii) the date the Judgment is finally affirmed on an appeal, the expiration of the time to file a petition for a writ of certiorari or other form of review, or the denial of a writ of certiorari or other form of review, and, if certiorari or other form of review is granted, the date of final affirmance following review pursuant to that grant.  However, any appeal or proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to attorneys’ fees, costs, or expenses shall not in any way delay or preclude the Judgment from becoming Final.

L.                                     “Financing” means the placement by or on behalf of the Company of $125 million in Series A-1 Convertible Preferred Stock.

M.                                 “Greenhill Released Parties” means Greenhill & Co., Inc., Greenhill & Co., LLC, and each of their respective past, present, or future parents, subsidiaries, divisions, controlling Persons, Affiliates, predecessors, predecessors-in-interest, successors, successors-in-interest, and assigns and each and all of its and their past, present, or future trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, stockholders, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, principals, officers, directors, managing directors, members, managers, managing members, managing agents, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, financing sources, lenders, commercial bankers, attorneys, personal or legal representatives, accountants, tax advisors, and Affiliates of any of such Persons.

N.                                    “Judgment” means the Order and Partial Final Judgment to be entered approving the settlement of the venBio Action pursuant to Court of Chancery Rule 54(b) in all material respects (including the joint tortfeasor provisions), substantially in the form attached as Exhibit 4 hereto.

O.                                    “Notice” means the Notice of Pendency and Proposed Partial Settlement of Stockholder Derivative Action, Settlement Hearing, and

Right to Appear, substantially in the form attached hereto as Exhibit 5.

P.                                      “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, estate, association, organization, or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

Q.                                    “Preserved Claims” means the Company Preserved Claims, the Settling Individual Preserved Claims, and the venBio Preserved Claims.

R.                                    “Released Claims” means the Federal Action Released Claims, the Section 225 Action Released Claims, and the venBio Action Released Claims.

S.                                      “Released Settling Group Parties” means the Released Settling Individual Parties and the Greenhill Released Parties.

T.                                     “Released Settling Individual Parties” means the Settling Individuals and each of their respective Affiliates, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, agents, attorneys, personal or legal representatives, accountants, tax advisors, and the Affiliates of each of such Persons.

U.                                    “Section 225 Action Released Claims” means any and all

Claims that are or were or could have been alleged, asserted, or set forth in the Section 225 Action by venBio, any of the Settling Group, the Company, or any of their respective successors and assigns, against each other, the venBio Released Parties, the Company Released Parties, or the Released Settling Group Parties, provided, however, that the Section 225 Action Released Claims shall not include claims to enforce this Stipulation.

V.                                    “Settlement” means the settlement contemplated by this Stipulation and its exhibits.

W.                                 “Settlement Hearing” means the hearing to be held by the Court to determine whether the proposed settlement of the venBio Action should be approved as fair, reasonable, and adequate to the Company;  whether the venBio Action should be dismissed with prejudice as against the Settling Group; whether to fully, finally, and forever, release, settle, and discharge the venBio Action Released Claims; whether venBio should be awarded reimbursement of its fees and expenses in connection with the venBio Action, and whether a Judgment approving the settlement of the venBio Action should be entered in accordance with the terms of this Stipulation.

X.                                    “Settlement Scheduling Order” means the scheduling order to be entered pursuant to Rule 23.1 of the Rules of the Court of Chancery, substantially in the form attached hereto as Exhibit 6.

Y.                                    “Settling Individual Preserved Claims” means (i) all Arbitrable Claims; (ii) Goldenberg’s and Sullivan’s Claims relating to the cashless exercise of the Sullivan Options and Goldenberg Options; (iii)  Claims relating to director compensation, access to corporate information or other rights arising solely as a result of such Settling Individual’s being a director of the Company to the extent, if any, that such Claims would otherwise be considered released hereby; (iv) if (a) the Company, directly or derivatively, initiates a Company Preserved Claim against any Company Counsel and (b) such Company Counsel shall bring any third party claim, including without limitation a Claim for contribution, against any Settling Individual, all rights to counterclaims  that any of the Settling Individuals may have against such Company Counsel; and (v) any Settling Individual Claim arising under Section X(F) hereof.

Z.                                     “Termination Agreement” means the agreement executed on May 4, 2017, between the Company and Seattle Genetics to terminate the Seattle Genetics Transaction.

AA.                           “Unknown Claims” means any Claims that any of the Settling Parties do not know or suspect to exist in his, her, or its favor at the time of the release of such claims, which, if known by him, her, or it, might have affected his, her, or its decision(s) with respect to the Settlement.  With respect to any and all Released Claims, the Settling Parties stipulate and agree that the Company, venBio, and each of the

Settling Group expressly waive, and shall be deemed to have waived by operation of the Judgment, any and all provisions, rights, and benefits conferred by California Civil Code § 1542 or any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to California Civil Code § 1542, which provides:

(a)                                 A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BB.                           “venBio Action Released Claims” means any and all Claims that are or were or could have been alleged, asserted, or set forth in the venBio Action or in any other court, tribunal, forum, or proceeding by venBio, any of the Settling Group, or the Company (directly or derivatively), or any of their respective successors and assigns, against each other and against the venBio Released Parties, the Company Released Parties, and the Released Settling Group Parties relating to or arising from (i) the Seattle Genetics Transaction, (ii) the Termination Agreement, (iii) the Financing, (iv) the negotiation of the Settlement Term Sheets or this Settlement, (v) this Stipulation, (vi) the Annual Meeting, (vii) the Proxy Contest, and (viii) the Greenhill Engagement Letters; provided, however, that the venBio Action Released Claims shall not include claims to enforce this Stipulation or the Preserved Claims.

CC.                           “venBio Preserved Claims” means all rights and claims that venBio (and its employees, representatives, Affiliates, partners and/or stockholders) may have against any of the Non-Settling Defendants.

DD.                           “venBio Released Parties” shall mean venBio, each of the venBio Nominees, and each of their respective past, present, or future parents, subsidiaries, divisions, controlling Persons, Affiliates, predecessors, predecessors-in-interest, successors, successors-in-interest, and assigns and each and all of its and their past, present, or future trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, stockholders, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, principals, officers, directors, managing directors, members, managers, managing members, managing agents, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, financing sources, lenders, commercial bankers, attorneys, personal or legal representatives, accountants, tax advisors, and Affiliates of any of such Persons.

EE.                             For ease of reference, the following terms are defined elsewhere in this Stipulation:

1.                                      9/23/2016 Engagement Letter (page 34)

2.                                      12/14/2016 Engagement Letter (page 34)

3.                                      Aghazadeh (page 3)

4.                                      Reserved

5.                                      Annual Meeting (page 3)

6.                                      Arbitration Escrow Account (page 37)

7.                                      Arbitrator (page 36)

8.                                      Aryeh (page 3)

9.                                      Assignment Agreement (page 23)

10.                               Attorneys’ Fee and Expense Award (page 49)

11.                               Board (page 3)

12.                               Canute (page 3)

13.                               Cause after a Change in Control (page 26)

14.                               Certificate Amendment (page 23)

15.                               Change in Control (pages 26, 37)

16.                               Company (page 2)

17.                               Confidentiality Provisions (page 35)

18.                               Court (page 2)

19.                               Cox (page 3)

20.                               Delaware Litigations (page 2)

21.                               DLA (page 9)

22.                               Federal Action (page 2)

23.                               Forrester (page 3)

24.                               Goldenberg (page 1)

25.                               Goldenberg Deferred Payments (page 31)

26.                               Goldenberg Employment Agreement (page 24)

27.                               Goldenberg Escrow Account (page 31)

28.                               Goldenberg Life Insurance Policies (page 33)

29.                               Goldenberg Options (page 33)

30.                               Goldenberg Release (page 29)

31.                               Goldenberg Severance Payments (page 30)

32.                               Good Cause after a Change in Control (page 30)

33.                               Greenhill (page 2)

34.                               Greenhill Engagement Letters (page 35)

35.                               Greenhill Term Sheet (page 2)

36.                               Guaranteed Payments (page 30)

37.                               Hutt (page 3)

38.                               IBC (page 29)

39.                               Immunomedics (page 2)

40.                               Individual Term Sheet (page 2)

41.                               Islam (page 3)

42.                               Markison (page 1)

43.                               Non-Settling Defendants (page 3)

44.                               Oliver (page 3)

45.                               Pre-Meeting Board (page 3)

46.                               Proxy Contest (page 3)

47.                               PSUs (page 27)

48.                               RSUs (page 27)

49.                               Seattle Genetics (page 3)

50.                               Seattle Genetics Transaction (page 3)

51.                               Section 225 Action (page 2)

52.                               Section 409A (page 26)

53.                               Settling Group (page 2)

54.                               Settling Individuals (page 2)

55.                               Settling Parties (page 2)

56.                               Settlement Term Sheets (page 2)

57.                               Status Quo Board (page 5)

58.                               Status Quo Order (page 5)

59.                               Stipulation (page 1)

60.                               Sullivan (page 1)

61.                               Sullivan Deferred Payments (page 26)

62.                               Sullivan Employment Agreement (page 7)

63.                               Sullivan Escrow Account (page 26)

64.                               Sullivan Options (page 27)

65.                               Sullivan Release (page 24)

66.                               Sullivan Severance Payments (page 26)

67.                               Term (page 33)

68.          U.S. District Court (page 2)

69.          Valuation (page 33)

70.          V&E (page 9)

71.          venBio (page 1)

72.          venBio Action (page 2)

73.          venBio Nominees (page 3)

II.                                   SCOPE OF SETTLEMENT

A.            Dismissal of Claims and Actions.  Subject to the issuance of the Judgment and the other conditions set forth in this Stipulation, the venBio Action as against only the Settling Group and all venBio Action Released Claims asserted therein as against or by only the Settling Group, shall be finally and fully compromised, settled, released, discharged, and dismissed with prejudice.  The Section 225 Action and the Federal Action, and all Section 225 Action Released Claims and Federal Action Released Claims, shall be finally and fully compromised, settled, released, discharged, and dismissed with prejudice.

B.            Submission of the Settlement to the Court for Approval.  As soon as practicable after this Stipulation has been executed, the Settling Parties shall move the Court for approval of the settlement of the venBio Action in accordance with this Stipulation pursuant to Court of Chancery Rule 23.1.  The other aspects of the Settlement reflected in this Stipulation are not subject to court approval.

C.            Dismissal Process.  The process to carry out the dismissals set forth in Section II(A) is as follows:

i.              venBio Action.  Upon the entry of the Judgment, the venBio Action as against the Settling Group (and only as against the Settling Group) shall be dismissed with prejudice, on the merits and without costs (except as provided herein).

ii.             Federal Action.  Upon execution of this Stipulation, the Federal Action shall be dismissed with prejudice, on the merits, and without costs (except as provided herein), by submitting a Stipulation of Dismissal in the form attached hereto as Exhibit 7.

iii.            Section 225 Action.  Upon execution of this Stipulation, the Section 225 Action shall be dismissed with prejudice, on the merits, and without costs (except as provided herein), through the submission of a Stipulation of Dismissal in the form attached hereto as Exhibit 8.

D.            Settlement Consideration.  In consideration for the dismissal of the Delaware Litigations and related claims as set forth in Section II(A), and the full and final release, settlement, and discharge of any and all Released Claims, the Settling Parties have agreed to the following consideration:

i.              Share Authorization.  On June 29, 2017, Goldenberg and Sullivan voted to approve an amendment to the Company’s certificate of incorporation (the “Certificate Amendment”) to increase the number of authorized common shares to 250,000,000, as agreed to in the Individual Term Sheet.

ii.             Intellectual Property Rights.  Each of Goldenberg and Sullivan shall immediately deliver to the Company a fully signed and executed assignment agreement in the form of Exhibits 9 and 10, respectively (each, an “Assignment Agreement”) assigning to the Company any and all rights of such Person, if any, in global intellectual property (other than express rights to royalties pursuant to existing agreements with the Company and Goldenberg’s patent application and related intellectual property related to cyber space medicine (U.S. patent application no. 13/627,176 (published as U.S. publication no. 2013/0024209 A1), titled “Virtual Doctor Interactive Cybernet System)) all as more fully set forth in the respective Assignment Agreements).  In addition to their respective Assignment Agreements, each of Goldenberg and Sullivan covenants and agrees, at the Company’s reasonable expense, and within thirty (30) days after receipt by Goldenberg or Sullivan, as applicable, of any required documentation or materials (or a longer time upon written consent of the Company, which consent shall not be unreasonably withheld), to execute or provide any and all further necessary documentation and to do all further acts reasonably requested by the Company to confirm and perfect title in and to all such assigned intellectual property.  Goldenberg and Sullivan shall provide documentation of their expenses upon request and shall obtain the Company’s written consent prior to incurring expenses that exceed $2,500.00.  Each of Goldenberg and Sullivan represents and warrants that there has been no transfer or assignment by either of them of intellectual property of which Goldenberg was an inventor during his employment at the Company other than as permitted by the Amended and Restated Employment Agreement, effective as of July 1, 2015, as further amended by Amendment No. 1 to Amended and Restated Employment Agreement effective November 30, 2015 (together, the “Goldenberg Employment Agreement”) (attached as Exhibit 14 hereto).

iii.            Consideration Specific to Sullivan.

(a)           Resignation.  Upon execution of this Stipulation, Sullivan shall (1) resign from all remaining director and officer and other positions at the Company and any of the Company’s Affiliates, if any, (2) agree to abide by all post-termination covenants and obligations set forth in the Sullivan Employment Agreement, including Sullivan’s non-compete obligations, and (3)  execute and deliver a release in the form attached hereto as Exhibit 12 (the “Sullivan Release”) as a condition to receiving the payments contemplated by this Stipulation. Commencing July 2, 2017 and continuing through the earlier of (x) the execution of this Stipulation and (y) the election and qualification of her successor or her earlier resignation or her removal as a director of the Company in accordance with Delaware law, Sullivan shall be entitled to receive fees set by the Board for all other non-employee directors (pro rata for the period of her service as a non-employee director) in accordance with Delaware law. The termination of Sullivan’s membership on the Board in accordance with Delaware law will not give rise to a claim by Sullivan for any additional compensation of any kind, including for unemployment, severance, or any other further compensation, remuneration or benefits except as provided in Article III hereof.

(b)           Employment Agreement Payments.

(1)           No later than the earlier of (A) August 31, 2017 and (B) five (5) Business Days after the execution of this Stipulation, the Company will pay to Sullivan any accrued but unpaid base salary, accrued but unpaid employee pension benefits (including without limitation any 401(k) matching payments), employee welfare benefits and incurred but unreimbursed business expenses through July 1, 2017.  Subject to the execution of this Stipulation and the execution and non-revocation of the release contemplated by Section II(D)(iii)(a)(3) and within five (5) Business Days following the deadline for revoking such release, but subject to the provisions of Section II(D)(iii)(b)(2) hereof, the Company also shall make the following payments to Sullivan in accordance with the relevant provisions of the Sullivan Employment Agreement applicable to a termination without “Cause after a Change in Control” (as defined in the Sullivan Employment Agreement):  (y) $2,058,552, representing a one-time payment equal to three times Sullivan’s annual rate of compensation, and (z) $1,029,276, representing a one-time payment equal to three times Sullivan’s target bonus, in accordance with Section 2.2(b)(i) of the Sullivan Employment Agreement (together, the “Sullivan Severance Payments”).  Sullivan’s acceptance of any payments under this Section II(D)(iii)(b)(1) shall not adversely affect her Arbitrable Claims.

(2)           If Sullivan is determined to be a “specified employee” for purposes of 26 U.S.C. § 409A (“Section 409A”), the Company may defer any portion of the Sullivan Severance Payments that are “nonqualified deferred compensation” within the meaning of Section 409A (such amount, the “Sullivan Deferred Payments”) for a period of six (6) months commencing, subject to execution of this Stipulation, as of July 1, 2017 (the date the Sullivan Employment Agreement expired by its terms), in which case the Company shall place the Sullivan Deferred Payments into an interest-bearing escrow account (the “Sullivan Escrow Account”), in accordance with an escrow agreement substantially in the form of Exhibit 20.  As soon as practicable after the expiration of such deferral period, and in no event more than five (5) Business Days thereafter, provided the Company is not insolvent, the Company shall pay or cause to be paid to Sullivan the Sullivan Deferred Payments, plus any interest thereon as provided by Section 2.10 of the Sullivan Employment Agreement.  For the avoidance of doubt, in the event the Company fails or refuses to pay or cause to be paid to Sullivan any Sullivan Deferred Payments, plus interest due thereupon pursuant to Section 2.10 of the Sullivan Employment Agreement, on the basis of its insolvency, Sullivan nevertheless shall continue to hold a claim against the Company and its bankruptcy estate, including funds in the Sullivan Escrow Account, for such amounts.

(c)           Accelerated Vesting.  Upon execution of this Stipulation, the vesting of stock options, restricted stock options (“RSUs”), performance stock options (“PSUs”), or other equity rights held by Sullivan as listed on Exhibit 13 (the “Sullivan Options”), will be accelerated as of July 1, 2017 (the date the Sullivan Employment Agreement expired by its terms) in accordance with Section 2.2(b)(v) of the Sullivan Employment Agreement.  Sullivan shall then have the earlier of (1) twenty-four (24) months from July 1, 2017 or (2) the expiration date of such Sullivan Options in which to exercise any Sullivan Options.

(d)           Health Insurance Payment.  The Company’s obligation to make health insurance payments to Sullivan shall be satisfied by making the payments to Goldenberg pursuant to Section

II(D)(iv)(c) hereof, provided, however, that, if Sullivan is for any reason required by Court order or applicable law or regulation to make COBRA premium payments independently of Goldenberg at any time during the eighteen (18) months following July 1, 2017, the Company shall, at Sullivan’s option and upon thirty (30) days’ written notice to the Company, pay Sullivan $806.71, representing the value of one month of COBRA coverage for Sullivan, as calculated in good faith by the Company’s Chief Financial Officer, monthly, for the remainder of the 18-month period, such monthly payments to be increased or decreased if and to the extent of any increase or decrease in the aggregate monthly health insurance premiums for Sullivan.  The Company shall make each payment on or between the first and fifth Business Day of each month and shall modify the payment contemplated in II(D)(iv)(c) to Goldenberg accordingly to reflect individual coverage.

iv.            Consideration Specific to Goldenberg.

(a)           Resignation.

(1)           Upon execution of this Stipulation, Goldenberg shall (A)  resign from all officer and other positions at the Company and all officer and other positions at each of the Company’s Affiliates, provided, however, that he shall remain as a director of the Company until his successor is elected and qualified or until his earlier resignation or removal in  accordance with Delaware law, and that he shall remain a director of IBC Pharmaceuticals, Inc. (“IBC”), which directorship shall be coterminous with his directorship of the Company; (B) agree to abide by all post-termination covenants and obligations set forth in the Goldenberg Employment Agreement, including Goldenberg’s non-compete obligations; and (C) execute and deliver a release in the form attached hereto as Exhibit 15 (the “Goldenberg Release”) as required in the Goldenberg Employment Agreement as a condition to receiving the Goldenberg Severance Payments contemplated by Sections II(D)(iv)(b)(1)(y) and (z) of this Stipulation.

(2)           Commencing upon Goldenberg’s resignation from all non-director positions pursuant to Section II(D)(iv)(a)(1)(A), and for as long as he remains a non-employee director of the Company, Goldenberg shall be entitled to receive fees set by the Board for all other non-employee directors (pro rata for the period of his service as a non-employee director) in accordance with Delaware law.  The termination of Goldenberg’s membership on the Board or the board of directors of IBC by reason of the election and qualification of his successor or his earlier resignation or removal in accordance with Delaware law will not give rise to a claim by Goldenberg for unemployment, severance, or any other further compensation, remuneration or benefits of any kind except as provided in Article III.

(3)           Goldenberg will comply with all post-

termination covenants and obligations under the Goldenberg Employment Agreement.

(b)           Employment Agreement Payments.

(1)           No later than the earlier of (A) sixty (60) days after the termination of Goldenberg’s employment and (B) five (5) Business Days after the execution of this Stipulation, the Company will pay to Goldenberg his Guaranteed Payments (as defined in Section 13(b) of the Goldenberg Employment Agreement) through the date of termination of his employment.  Subject to the execution of this Stipulation and the execution and non-revocation of the release contemplated by Section II(D)(iv)(a)(3) and within five (5) Business Days after the deadline for revoking such release, but subject to Section II(D)(iv)(b)(2) below, the Company also shall make the following payments to Goldenberg in accordance with the relevant provisions of the Goldenberg Employment Agreement, for a termination without “Good Cause after a Change in Control” (as defined in the Goldenberg Employment Agreement):  (y) $1,944,121, representing a one-time payment equal to three times Goldenberg’s annual salary, and (z) $450,000, representing a one-time payment equal to three times the minimum annual required incentive payment, in accordance with Section 13(c)(iv) of the Goldenberg Employment Agreement (the payments under clauses (y) and (z) collectively, the “Goldenberg Severance Payments”).

Goldenberg’s acceptance of such payments shall not adversely affect his Arbitrable Claims.

(2)           If Goldenberg is determined to be a “specified employee” for purposes of Section 409A, the Company may defer any portion of the Goldenberg Severance Payments that are “nonqualified deferred compensation” within the meaning of Section 409A (such amount, the “Goldenberg Deferred Payments”) for a period of six (6) months following the date of execution of this Stipulation, in which case the Company shall place the Goldenberg Deferred Payments into an interest-bearing escrow account (the “Goldenberg Escrow Account”), in accordance with an escrow agreement substantially in the form of Exhibit 20.  As soon as practicable after the expiration of such deferral period, and in no event more than five (5) days thereafter, provided the Company is not insolvent, the Company shall pay or cause to be paid to Goldenberg the Goldenberg Deferred Payments, plus any interest thereon as provided by Section 13(f) of the Goldenberg Employment Agreement.  For the avoidance of doubt, in the event the Company fails or refuses to pay or cause to be paid to Goldenberg any Goldenberg Deferred Payments, plus interest thereupon due thereupon pursuant to Section 2.10 of the Goldenberg Employment Agreement, on the basis of its insolvency, Goldenberg nevertheless shall continue to hold a claim against the Company and its bankruptcy estate, including funds in the Goldenberg Escrow Account, for such amounts.

(c)           Health Insurance and Benefits Payment.  Subject to the effectiveness of the release contemplated by Section II(D)(iv)(a)(3) hereof, commencing within five (5) Business Days of the date of execution of this Stipulation, the Company shall pay Goldenberg $1,659.88, representing the value of one month of COBRA coverage for both Sullivan and Goldenberg, as calculated in good faith by the Company’s Chief Financial Officer, monthly, for a period of thirty-six (36) months, in accordance with Section 13(c)(iv)(A) of the Goldenberg Employment Agreement, such monthly payments to be increased or decreased if and to the extent of any increase or decrease in the aggregate monthly health insurance premiums for Sullivan and Goldenberg.  With the exception of the first monthly payment, which shall be paid as indicated above, the Company shall make each subsequent payment on or between the first and fifth Business Day of each month.  Pursuant to Section 13(c)(iv)(A) of the Goldenberg Employment Agreement, and, by cross-reference, Section 5(c) of the Goldenberg Employment Agreement, the Company shall also pay all other employee benefits pursuant to Section 5(c).

(d)           Royalty Payments; Payments on Disposition of Undeveloped Assets; Net Revenue Payments.  The Company’s obligations for royalties and other payments shall be in accordance with the Goldenberg Employment Agreement, including, without limitation Sections 4.2(a)(i), 4.2(a)(ii), 4.2(b) and 13(c)(iv) thereof, as applicable.

(e)           Accelerated Vesting.  Upon execution of this Stipulation, the vesting of stock options, RSUs, PSUs, or other equity rights held by Goldenberg as listed on Exhibit 16 (the “Goldenberg Options”) will be accelerated in accordance with Section 13(e)(i) of the Goldenberg Employment Agreement, the provisions of the Company’s 2006 Stock Incentive Plan, as amended, and any award agreements thereunder.  Goldenberg shall have until the earlier of (1) twenty-four (24) months following the end of the remaining balance of his “Term” (as defined in the Goldenberg Employment Agreement) and (2) the expiration date of any stock options included among such grants in which to exercise any such stock options.

(f)            Life Insurance Policies.  The Company and Goldenberg shall agree to an independent expert who shall be charged with determining the fair value (the “Valuation”) to the Company of the life insurance policies owned by the Company on the life of Goldenberg (the “Goldenberg Life Insurance Policies”).  The Valuation shall take into account the type of each policy, the premiums paid by the Company, and the actuarial value of each policy, and other factors typically considered by valuation experts, and shall be delivered to Goldenberg and the Company simultaneously.  Within thirty (30) days following delivery of the Valuation to Goldenberg and the Company, at Goldenberg’s option, the Company shall transfer the Goldenberg Life Insurance Policies to any transferee (including, without limitation, Goldenberg) that (1) pays the Company such fair value as determined by the Valuation; or (2) reimburses the Company for all premiums paid by the Company for such policies if the independent expert determines that the policies are such that the fair market value of the policies is measured by the premiums and fees paid.  If Goldenberg elects not to transfer one or more of the Goldenberg Life Insurance Policies in accordance with the preceding sentence, the Company will negotiate in good faith with Goldenberg to reach an agreement whereby that policy or those policies will be cancelled.

v.             Consideration Specific to Greenhill.

(a)           Termination of the Greenhill Engagement Letters and Continuation of Confidentiality.  Effective as of the Effective Date, the engagement letter dated September 23, 2016 between Greenhill & Co., LLC and the Company (the “9/23/2016 Engagement Letter,” attached hereto as Exhibit 18) and the engagement letter dated December 14, 2016 between and among Greenhill & Co., LLC, V&E, and the Company (together with amendments thereto, the “12/14/2016 Engagement Letter,” attached hereto as Exhibit 19) (together, the 9/23/2016 Engagement Letter and the 12/14/2016 Engagement Letter, the

“Greenhill Engagement Letters”) are terminated, provided, however, that the Confidentiality Provisions (defined in the following sentence) shall survive termination. The “Confidentiality Provisions” are the confidentiality provisions (only) of the second paragraph of Paragraph 6 of the 9/23/2016 Engagement Letter and Paragraph 2 and the second paragraph of Paragraph 8 of the 12/14/2016 Engagement Letter.  The Releases set forth in Article IV of this Stipulation shall not affect the Greenhill Confidentiality Provisions or enforcement thereof.

(b)           Waiver of Fees, Reimbursement, and Indemnification.  As consideration for the Settlement (including the Releases set forth herein), Greenhill agrees to forgo and not seek any and all fees, expense reimbursement, or indemnification from the Company, except as provided for in Section II(D)(v)(d) below, including, without limitation, under (a) Paragraphs 2, 3, and 5 of the 9/23/2016 Engagement Letter and (b) Paragraphs 4, 5, and 7 of the 12/14/2016 Engagement Letter.

(c)           Consent to Settlement.  As further consideration for the Settlement (and the Releases set forth herein), Greenhill consents to the Settlement reflected herein, including the terms reflected in the Individual Term Sheet.

(d)           Limited Reimbursement of Greenhill Expenses.  After the Effective Date and within ten (10) Business Days of submission by Greenhill to the Company of appropriate documentation, the Company shall reimburse Greenhill up to $200,000 for reasonable and documented expenses that it incurred in connection with services provided under the Greenhill Engagement Letters, including legal fees and expenses incurred in connection with the defense of the venBio Action.  The Company shall not be responsible to pay or reimburse Greenhill any other amount.

III.                              ARBITRATION OF CERTAIN ISSUES

A.            The Company, Goldenberg, and Sullivan disagree regarding (i) Goldenberg’s claimed entitlement to up to 1.5 million RSUs, (ii) the portion of Goldenberg’s claimed severance relating to a three times payment based on his claimed bonus for fiscal year 2017, and (iii) Goldenberg’s and Sullivan’s claimed rights to deferred bonuses and pro rata bonuses for fiscal year 2017, and agree to arbitrate these disagreements as provided herein.

B.            The Company and Goldenberg and/or Sullivan shall arbitrate the disputes set forth in Section III(A) pursuant to the Delaware Rapid Arbitration Act before a single arbitrator who is a former jurist and is mutually agreed to by the parties to the arbitration (the “Arbitrator”).  The arbitration shall take place in Wilmington, Delaware, or such other location as the parties and the Arbitrator may agree.  The Arbitrator shall limit discovery to that which is reasonably necessary to resolve the parties’ disputes.  None of the Individual Term Sheet (including the exhibit thereto), this Stipulation, any of the settlement communications regarding either of them, or any statement or communication regarding any “change of control” or “Change in Control” (as defined in the Goldenberg Employment Agreement and/or the Sullivan Employment Agreement) made since the Annual Meeting on March 3, 2017 up to, but not including, the date of the initiation of the arbitration, shall be admissible in such arbitration.  The arbitral award (the “Award”) shall (1) be rendered within 120 days after the Arbitrator’s acceptance of his or her appointment; (2) be delivered in writing; (3) state the reasons for the Award; and (4) be the sole and exclusive final and binding remedy between and among the parties with respect to the disputed matters.

C.            The Company agrees to pay for the Arbitrator in full by paying its half of the Arbitrator’s fees and reimbursing Goldenberg and/or Sullivan for their half of the Arbitrator’s fees, such reimbursement to be paid within five (5) Business Days following receipt of Goldenberg’s and Sullivan’s invoice therefor.  This payment obligation is in addition to the Company’s payment obligations set forth in Section III(D).

D.            The Company agrees to pay reasonable attorneys’ fees and expenses incurred by Goldenberg and/or Sullivan in connection with the arbitration contemplated in this Article III, up to a cap of $650,000.  Upon execution of the Stipulation and the establishment of an escrow account (the “Arbitration Escrow Account”) subject to a mutually agreed escrow agreement in the form of Exhibit 21, the Company shall, within five (5) Business Days thereafter, deposit $650,000 in the Arbitration Escrow Account to provide for payment of such fees and expenses.  Goldenberg and Sullivan shall be solely responsible for any fee payable to the escrow agent (which amount may be paid out of the $650,000).  To obtain payment under this subsection, counsel for Goldenberg and/or Sullivan must submit simultaneously to the escrow agent and the Company periodic invoices, each reflecting only the total amounts expended during that period along with a representation by such counsel that these costs have been reasonably expended in pursuit of the claims in the arbitration.  The escrow agent shall pay any such invoice within five (5) days after receipt of each invoice, provided, however, that such payments by the escrow agent shall not affect the Company’s subsequent ability to recover any such amounts that are later found to be unreasonable.  The Company may request additional information sufficient to allow it to assess the reasonableness of the fees and expenses reflected in any such invoice (subject to the preservation of attorney client and other privileges and attorney work product rights), but such request shall not alter or delay the escrow agent’s obligation to timely pay the invoice upon presentment.

E.            The Arbitrator shall, on an expedited basis, resolve any dispute over the reasonableness of legal fees and expenses incurred in connection with the arbitration and for which payment is sought pursuant to Section III(D).

IV.                               RELEASES

A.            venBio and Company Releases of Settling Group.

i.              Federal Action and Section 225 Action.  Effective upon entry of Orders dismissing the Federal Action and the Section 225 Action, respectively, each of Immunomedics, on behalf of itself, and, to the fullest extent permitted by law, on behalf of the Company Released Parties, and venBio, on behalf of itself, and, to the fullest extent permitted by law, on behalf of the venBio Released Parties, fully, finally, and forever, releases, settles, and discharges each of the Settling Group and the Released Settling Group Parties from and with respect to each and every Federal Action Released Claim and Section 225 Action Released Claim, and are forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any Federal Action Released Claim and Section 225 Action Released Claim against any of the Settling Group or the Released Settling Group Parties.

ii.             venBio Action.  Effective as of the Effective Date, each of Immunomedics, on behalf of itself and to the fullest extent permitted by law, on behalf of the Company Released Parties, and venBio, on behalf of itself and on behalf of Immunomedics, and, to the fullest extent permitted by law, on behalf of the venBio Released Parties, fully, finally, and forever, releases, settles, and discharges each of the Settling Group and the Released Settling Group Parties from and with respect to each and every venBio Action Released Claim, and are forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any venBio Action Released Claim against any of the Settling Group or the Released Settling Group Parties.

B.            venBio Releases of the Company.

i.              Federal Action and Section 225 Action.  Effective upon entry of Orders dismissing the Federal Action and the Section 225 Action, respectively, venBio, on behalf of itself, and, to the fullest extent permitted by law, on behalf of the venBio Released Parties, fully, finally, and forever, releases, settles, and discharges the Company Released Parties from and with respect to each and every Federal Action Released Claim and Section 225 Action Released Claim, and is forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any Federal Action Released Claim or Section 225 Action Released Claim against any of the Company Released Parties.

ii.             venBio Action.  Effective as of the Effective Date, venBio, on behalf of itself, and, to the fullest extent permitted by law, on behalf of the venBio Released Parties, fully, finally, and forever, releases, settles, and discharges the Company Released Parties from and with respect to each and every venBio Action Released Claim, and is forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any venBio Action Released Claim against any of the Company Released Parties, except as to Claims against the Non-Settling Defendants, for which the Company will remain a Nominal Defendant.

C.            Company Releases of venBio.

i.              Federal Action and Section 225 Action.  Effective upon entry of Orders dismissing the Federal Action and the Section 225 Action, respectively, Immunomedics on behalf of itself, and, to the fullest extent permitted by law, on behalf of the Company Released Parties, fully, finally, and forever, releases, settles, and discharges the venBio Released Parties from and with respect to each and every Federal Action Released Claim and Section 225 Action Released Claim, and is forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any Federal Action Released Claim and Section 225 Action Released Claim against any of the venBio Released Parties.

ii.             venBio Action.  Effective as of the Effective Date, each of Immunomedics on behalf of itself, and, to the fullest extent permitted by law, on behalf of the Company Released Parties fully, finally, and forever, releases, settles, and discharges the venBio Released Parties from and with respect to each and every venBio Action Released Claim, and shall thereupon be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any venBio Action Released Claim against any of the venBio Released Parties.

D.            Settling Individuals Releases.

i.              Federal Action and Section 225 Action.  Effective upon entry of Orders dismissing the Federal Action and Section 225 Action, respectively, each of the Settling Individuals, on behalf of themselves and, to the fullest extent permitted by law, on behalf of the Released Settling Individual Parties and any Person acting for or on behalf of, or claiming under, any of them, and each of them, fully, finally, and forever, releases, settles, and discharges venBio, the Company, the venBio Released Parties, and the Company Released Parties from and with respect to each and every Federal Action Released Claim and Section 225 Action Released Claim, and is forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any Federal Action Released Claim or Section 225 Action Released Claim against venBio, the Company, the venBio Released Parties, and/or the Company Released Parties.

ii.             venBio Action.  Effective as of the Effective Date, each of the Settling Individuals, on behalf of themselves and, to the fullest extent permitted by law, on behalf of the Released Settling Individual Parties and any Person acting for or on behalf of, or claiming under, any of them, and each of them, fully, finally, and forever, releases, settles, and discharges venBio, the Company, the venBio Released Parties, and Company Released Parties from and with respect to each and every venBio Action Released Claim, and is forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any venBio Action Released Claim against venBio, the Company, the venBio Released Parties, and/or the Company Released Parties.

E.            Greenhill Releases.

i.              Federal Action and Section 225 Action.  Effective upon entry of Orders dismissing the Federal Action and Section 225 Action, Greenhill, on behalf of itself and, to the fullest extent permitted by law, on behalf of the Greenhill Released Parties and any Person acting for or on behalf of, or claiming under, any of them, and each of them, fully, finally, and forever, releases, settles, and discharges venBio, the Company, the venBio Released Parties, the Company Released Parties, and the Released Settling Individual Parties from and with respect to each and every Federal Action Released Claim and Section 225 Action Released Claim, and is forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any Federal Action Released Claim and Section 225 Action Released Claim against venBio, the Company, the venBio Released Parties, the Company Released Parties and/or the Released Settling Individual Parties.

ii.             venBio Action.  Effective as of the Effective Date, Greenhill, on behalf of itself and, to the fullest extent permitted by law, on behalf of the Greenhill Released Parties and any Person acting for or on behalf of, or claiming under, any of them, and each of them, fully, finally, and forever, releases, settles, and discharges venBio, the Company, the venBio Released Parties, the Company Released Parties, and the Released Settling Individual Parties from and with respect to each and every venBio Action Released Claim, and is forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any venBio Action Released Claim against venBio, the Company, the venBio Released Parties, the Released Settling Individual Parties and/or the Company Released Parties.

F.            Remaining Claims.  Notwithstanding anything to the contrary contained in this Stipulation, (i) venBio, the Company, and the Settling Individuals retain the Preserved Claims, as applicable; and (ii) each Settling Party retains the right to enforce this Stipulation.

G.            Later Discovered Facts.  Each Settling Party acknowledges that it/he/she may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of each of them to completely, fully, finally, and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts, including the Unknown Claims.

H.            Unknown Claims.  Each Settling Party acknowledges that the inclusion of Unknown Claims in the Released Claims was separately bargained for and is an integral part of this Settlement.

I.             No Liability.  The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the venBio Action as against the Settling Group, the Section 225 Action in full, the Federal Action in full, and the Released Claims.  The Settling Parties intend that the Settlement eliminate all further risk and liability relating to Released Claims, and that the Settlement shall be a final and complete resolution of all disputes asserted or that could be or could have been asserted with respect to the Released Claims.

J.             Joint Tortfeasor Release. The foregoing Releases are executed in accordance with the provisions of 10 Del. C. § 6301, et seq., of the Uniform Contribution Among Tortfeasors Act.  Accordingly, the Settling Parties agree that, should it be determined that any Person, including, but not limited to, the Non-Settling Defendants or any Company Counsel, not released herein is jointly or severally or otherwise liable to any Company Released Party or any venBio Released Party for any Released Claim, the claim against and damages recoverable from such other Person shall be reduced by the pro rata share of the Released

Settling Group Parties’ liability or responsibility, if any, for such damages.  The foregoing is intended to comply with 10 Del. C. § 6304(b) so as to preclude any liability of the Settling Group and the Released Settling Group Parties to any other alleged tortfeasors, if any, for contribution or otherwise relating to (i) the Delaware Litigations, (ii) the Seattle Genetics Transaction, (iii) the Termination Agreement, (iv) the Financing, (v) the negotiation of the Settlement Term Sheets or this Settlement, (vi) this Stipulation, (vii) the Annual Meeting, (viii) the Proxy Contest and/or (ix) the Greenhill Engagement Letters.  Immunomedics and venBio further agree that the damages recoverable by them against all other alleged tortfeasors, if any, including, but not limited to, the Non-Settling Defendants or any Company Counsel shall be reduced to the extent of the pro rata share of the Released Settling Group Parties’ liability or responsibility, if any, for such damages.  The foregoing is intended to comply with 10 Del. C. § 6304(b) so as to preclude any liability of the Settling Group and/or the Released Settling Group Parties to other alleged tortfeasors, if any, for contribution or otherwise.

V.                                    SCHEDULING ORDER AND NOTICE IN THE VENBIO ACTION

A.            Promptly after the execution of this Stipulation, the Settling Parties shall jointly request entry of a Settlement Scheduling Order:  (i) approving the form and manner of Notice; (ii) setting the date and time of the Settlement Hearing and establishing the procedures and schedule for the Court’s consideration of the Settlement and venBio’s application for an award of attorneys’ fees and expenses; and (iii) continuing the stay of all further proceedings in the venBio Action, except as may be necessary to implement the Settlement.

B.            In accordance with the terms of the Settlement Scheduling Order to be entered by the Court, no later than ten (10) Business Days after the date of entry of the Settlement Scheduling Order, the Company shall cause the Notice to be mailed to Current Stockholders at their respective last known addresses appearing in its stockholder records.  Any and all costs with respect to the mailing of the Notice shall be paid by the Company or its insurance carriers.

VI.                               FINAL ORDER AND JUDGMENT

1.             If the Settlement of the venBio Action contemplated by this Stipulation is approved by the Court, the Settling Parties shall jointly request that the Court enter the Judgment, substantially in the form attached hereto as Exhibit 4.

VII.                          STAY OF VENBIO ACTION PENDING COURT APPROVAL

A.            On May 10, 2017, the Court stayed “all litigation activity in” the venBio Action “pending finalization of the partial settlement and the outcome of the mediation [with the Non-Settling Defendants], except for the filing and adjudication of motions to dismiss by Defendants Cox, Forrester, Oliver, Aryeh, and Greenhill and responses thereto.”  The Settling Parties agree to stay and not to initiate any other proceeding against any Settling Party other than (a) those incident to the Settlement itself and (b) the Preserved Claims pending the occurrence of the Effective Date.  The Settling Parties also agree to use their reasonable best efforts to seek the stay and dismissal of, and to oppose entry of any interim or final relief in any other proceeding against any of the Settling Parties that challenges the Settlement.

VIII.                     TERMINATION OF SETTLEMENT AND EFFECT THEREOF

A.            Effect of Disapproval, Cancellation or Termination.  In the event that (i) the settlement of the venBio Action is not approved or is modified or reversed in any material respect, (ii) this Stipulation is disapproved, canceled, or terminated pursuant to its terms, (iii) the Effective Date does not occur, or (iv) the Judgment otherwise does not become Final for any reason, then venBio, the Company, and the Settling Group (x) shall be deemed to have reverted to their respective litigation status in the venBio Action immediately prior to May 3, 2017, (y) shall negotiate a new discovery and trial schedule in good faith, and (z) shall proceed as if the Stipulation had not been executed with respect to the venBio Action, and in that event all of their respective claims and defenses as to any issue in the venBio Action shall be preserved without prejudice.

B.            Sections Effective Upon Execution of this Stipulation.  None of the (i) resignations and payments contemplated by Sections

II(D)(iii) and II(D)(iv), (ii) dismissals with prejudice of the Federal Action and the Section 225 Action contemplated by Sections II(A) and II(C), or (iii) Releases contemplated in Sections IV(A)(i), IV(B)(i), IV(C)(i), IV(D)(i), and IV(E)(i) will be reversed or revoked if (x) the Effective Date does not occur and/or (y) the Judgment otherwise does not become Final for any reason.

C.            Right to Terminate Settlement.  Any Settling Party has the right (but not the obligation) to terminate the settlement of the venBio Action if the Court does not enter a Judgment substantially in the form attached as Exhibit 4 hereto.

IX.                              NON-SETTLING DEFENDANTS IN VENBIO ACTION; COMPANY COUNSEL.

B.              The Settling Parties agree that this Settlement is not intended to diminish or extinguish in any way any Claims venBio or the Company has or may have against the Non-Settling Defendants. or any Claims the Company may have against Company Counsel.

X.                                   ATTORNEYS’ FEES AND EXPENSES; INDEMNIFICATION

A.            venBio’s counsel will apply to the Court for an award of reasonable attorneys’ fees and reimbursement of their litigation expenses incurred in connection with the venBio Action to be paid by the Company and/or its insurers (the “Attorneys’ Fee and Expense Award”).  Any attorneys’ fees and litigation expenses awarded to venBio’s counsel shall be paid by the Company no later than five (5) Business Days after the Attorneys’ Fee and Expense Award, notwithstanding any objections thereto, potential for appeal therefrom, appeals that may be taken, or any collateral attack on the Settlement or the Attorneys’ Fee and Expense Award.  If the Settlement is terminated pursuant to the terms of this Stipulation, or if the Attorneys’ Fee and Expense Award is reversed or modified by court order and such order has become Final, the Attorneys’ Fee and Expense Award shall be promptly repaid in an amount consistent with such termination, reversal, or modification.

B.            The Company will pay the reasonable fees and expenses incurred by venBio’s counsel in connection with the Section 225 Action and the Federal Action within ten (10) Business Days of venBio’s or its counsel’s submission of invoices therefor to the Company.

C.            To the extent not covered by the Company’s insurance policies, the Company shall indemnify and reimburse Goldenberg, Sullivan, and Markison to the fullest extent permitted by law for any and all attorneys’ fees and expenses or other losses reasonably incurred by them in the Delaware Litigations.

D.            To the extent not covered by the Company’s insurance policies, Goldenberg and Sullivan shall be reimbursed and indemnified by the Company for reasonably incurred legal fees and expenses through execution of this Stipulation for all actions taken with respect to the

Delaware Litigations and the negotiation and documentation of this Stipulation.

E.                                     To the extent not covered by the Company’s insurance policies, the Company agrees to indemnify and hold harmless Goldenberg, Sullivan and Markison to the fullest extent permitted by law from (1) any and all Claims, including any Claims for contribution, by any party to the venBio Action, and (2) any third party claims brought by Company Counsel against any of them arising from any Company Preserved Claim brought by or on behalf of the Company against such Company Counsel, and the Company shall indemnify and advance all reasonable attorneys’ fees and expenses associated with such Claims and third party claims to the extent not covered by insurance.

F.                                      The indemnification agreements entered into between the Company and Goldenberg, Sullivan, and Markison on or about February 9, 2017, shall be terminated as of the Effective Date and shall not apply to acts or transactions or legal fees or expenses incurred after the Effective Date.  However, each of Goldenberg, Sullivan, and Markison shall retain and are not waiving hereby any of their rights to advancements and indemnification to the extent provided under the Company’s certificate of incorporation, its bylaws, the common law, Delaware General Corporation Law or otherwise for actions or omissions that occur (i) prior to any such individual’s resignation or termination as an officer or employee and/or (ii) prior to the expiration or other termination of any director’s term of service as a director.

XI.                              MISCELLANEOUS PROVISIONS

A.                                    Exhibits.  All of the Exhibits attached hereto are material and integral parts hereof and shall be incorporated by reference as though fully set forth herein.

B.                                    Amendment or Modification.  This Stipulation may not be amended or modified, nor may any of its provisions be waived, except by a written instrument signed by the Settling Parties or their successors-in-interest (or their counsel).

C.                                    Headings.  The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

D.                                    Agreement Not to Assert Bad Faith.  Each Settling Party agrees not to assert, whether or not for attribution, that any of the Delaware Litigations were brought, prosecuted or defended in bad faith or without a reasonable basis by any other Settling Party.

E.                                    Representations Regarding Settlement Negotiations.

i.                                          Each of the Settling Parties acknowledges and agrees that the terms of the Settlement reached between them were negotiated at arm’s-length and in good faith and reflect a settlement that was reached voluntarily, based upon adequate information and sufficient discovery, and after consultation with experienced legal counsel.

ii.                                       venBio represents and warrants that venBio is a stockholder of the Company and was a stockholder of the Company at all relevant times for purposes of maintaining standing in the venBio Action.

iii.                                    venBio represents that it has authority from the venBio Nominees to enter into the Releases on behalf of the venBio Nominees.

iv.                                   Each Settling Party represents and warrants that (1) none of the Released Claims has been assigned, encumbered, or in any manner transferred in whole or in part by such Settling Party or its counsel; and (2) neither such Settling Party nor its counsel will attempt to assign, encumber, or in any manner transfer, in whole or in part, any of the Released Claims.

F.                                     No Liability Concessions.  Each of the Settling Parties denies any and all allegations of wrongdoing, fault, liability, or damage in the Delaware Litigations.  This Stipulation is not a finding or evidence of the validity or invalidity of any claim or defense in the Delaware Litigations, any wrongdoing by any of the Settling Group, venBio, the venBio Nominees, or the Company or any damage or injury to any Settling Party.  Neither this Stipulation, nor any of the terms and provisions of this Stipulation, nor any of the negotiations or proceedings in connection therewith, nor any of the documents or statements referred to herein or therein, nor the Settlement, nor the fact of the Settlement, nor the Settlement proceedings, nor any act or omission in connection with any of the foregoing:  (i) shall (a) be argued to be, used or construed as, offered, or received in evidence as, or otherwise constitute an admission, concession, presumption, proof, evidence, or a finding of any fact, liability, fault, wrongdoing, injury, or damages, or of any wrongful conduct, act, or omission on the part of any of the Released Settling Group Parties, the venBio Released Parties, or the Company Released Parties, or (b) otherwise be used to create or give rise to any finding, inference or presumption against any of the Released Settling Group Parties, the venBio Released Parties, or the Company Released Parties concerning any fact or any purported liability, fault, or wrongdoing or any injury or damage to any Person or entity, or (ii) shall otherwise be admissible, referred to or used in any proceeding of any nature, for any purpose whatsoever; provided, however, that this Stipulation and its exhibits may be introduced, referenced or otherwise used, subject to Rule 408 of the Federal Rules of Evidence, the Delaware Rules of Evidence, and any and all other state law corollaries thereto, whether in the Court or otherwise, as may be necessary to argue and establish that the Stipulation and Judgement have res judicata, collateral estoppel, or other issue or claim preclusion effect or to otherwise consummate or enforce the Settlement and Judgment or to secure any insurance rights or proceeds of any of the Released Settling Group Parties, the venBio Released Parties,

or the Company Released Parties or as otherwise required by law; provided further, however, that this Stipulation, the Settlement, the fact of the Settlement, and the Settlement Hearing may be introduced in any proceeding, whether in the Court or otherwise, arising out of or relating to Preserved Claims other than Arbitrable Claims; and provided further, that the exhibits to this Stipulation may be introduced, referenced or otherwise used in any proceeding, whether in the Court or otherwise, for purposes of enforcing their terms, and may also be introduced in the arbitration contemplated in Section III of this Stipulation.

G.                                   Extensions. Without further Order of the Court, the Settling Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation through written agreement signed by counsel for all Settling Parties.

H.                                   Confidentiality.  To the extent permitted by law, all agreements made and Orders entered during the course of or in the venBio Action or the Section 225 Action relating to the confidentiality of documents or information shall survive this Stipulation.

I.                                        Effect of Waiver.  The waiver by venBio, the Company, or the Settling Group of any breach of this Stipulation shall not be deemed a waiver of any other prior or subsequent breach of any provision of this Stipulation.  Any failure by any Settling Party to insist upon the strict performance by any other Settling Party of any of the provisions of this

Stipulation shall not be deemed a waiver of any of the provisions hereof, and such Settling Party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all provisions in this Stipulation by such other Settling Party.

J.                                      Entire Agreement.  This Stipulation and the Exhibits hereto constitute the entire agreement between the Settling Parties and supersede any other prior agreements among the Settling Parties with respect to the Settlement, including, without limitation, the Settlement Term Sheets.  No representation, warranty, or inducement has been made to or relied upon by any Settling Party concerning this Stipulation or its Exhibits, other than the representations, warranties, and covenants expressly set forth in such documents.

K.                                   Counterparts.  This Stipulation may be executed in one or more counterparts, including by facsimile and electronic mail.

L.                                    Best Efforts.  The Settling Parties and their respective counsel of record agree that they will use their reasonable best efforts to obtain all necessary approvals of the Court required by this Stipulation (including, but not limited to, using their reasonable best efforts to resolve any objections raised to the Settlement), and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the settlement of the venBio Action.

M.                                 Construction of Stipulation.  This Stipulation shall not be construed more strictly against one Settling Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Settling Parties, it being recognized that this Stipulation is the result of arm’s-length negotiations between the Settling Parties, and all Settling Parties have contributed substantially and materially to its preparation.

N.                                    Authority.  This Stipulation will be executed by counsel to the Settling Parties, each of whom represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of such Settling Party, and that it shall be binding on such Settling Party in accordance with its terms.

O.                                   Successors.  This Stipulation is and shall be binding upon and shall inure to the benefit of the Settling Parties and the respective personal and legal representatives, heirs, executors, administrators, trustees, transferees, successors, and assigns of all such foregoing Persons and upon any corporation, partnership, limited liability company, or other Person into or with which any Settling Party may merge, consolidate, or reorganize, provided, however, that (i) no Settling Party shall assign or delegate its rights or responsibilities under this Stipulation without the prior written consent of the other Settling Parties, which consent shall not be unreasonably withheld, and (ii) any purported assignment not in conformance with this Section XI(O) shall be null and void.

P.                                     Breach.  The Settling Parties agree that in the event of any breach of this Stipulation, all of the Settling Parties’ rights and remedies to enforce this Stipulation at law, equity or otherwise, are expressly reserved.  Remedies are cumulative and not exclusive.

Q.                                   Third Party Beneficiaries.  The venBio Released Parties, the Company Released Parties, and the Released Settling Group Parties are the only intended beneficiaries of this Stipulation and may enforce its terms.

R.                                    Governing Law.  This Stipulation, the Settlement, and any and all disputes arising out of or relating in any way to this Stipulation or the Settlement, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any otherwise applicable conflict of law principles.  Any action or proceeding to enforce any of the terms of the Stipulation or Settlement, or any other action or proceeding among the Settling Parties arising out of or relating in any way to this Stipulation or the Settlement, with the exception of the Arbitrable Claims governed by Article III, shall (i) be brought, heard, and determined exclusively in the Court, which shall retain jurisdiction over the Settling Parties and all such disputes (provided that, in the event that subject matter jurisdiction is unavailable in the Court, then any such action or proceeding shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware) and (ii) shall not be litigated or otherwise pursued in any forum or venue other than the Court (or, if subject matter jurisdiction is unavailable in the Court, then in any forum or venue other than any other state or federal court sitting in Wilmington, Delaware).  Each Settling Party hereto (w) consents to personal jurisdiction in any such action (but in no other action) brought in the Court (or otherwise in Wilmington, Delaware); (x) consents to service of process by registered mail upon such party and/or such party’s agent; (y) waives any objection to venue in the Court and any claim that Delaware or this Court is an inconvenient forum; and (z) EXPRESSLY WAIVES ANY RIGHT TO DEMAND A JURY TRIAL AS TO ANY DISPUTE DESCRIBED IN THIS SECTION.

XII.                         LIST OF ALL EXHIBITS TO THIS STIPULATION

E.                                                                                     The following documents are Exhibits to this Stipulation:

F.                                                                                      Exhibit 1 — Individual Term Sheet

G.                                                                                    Exhibit 2 — Greenhill Term Sheet

H.                                                                                   Exhibit 3 — Sullivan Employment Agreement

I.                                                                                        Exhibit 4 — Form of Order and Partial Final Judgment to be entered approving the settlement of the venBio Action pursuant to Court of Chancery Rule 54(b)

J.                                                                                        Exhibit 5 — Form of Notice of Pendency and Proposed Partial Settlement of Stockholder Derivative Action, Settlement Hearing, and Right to Appear

K.                                                                                    Exhibit 6 — Form of Scheduling Order to be entered pursuant to Rule 23.1 of the Rules of the Court of Chancery

L.                                                                                     Exhibit 7 — Form of Federal Action Stipulation of Dismissal

M.                                                                                 Exhibit 8 — Form of Section 225 Action Stipulation of Dismissal

N.                                                                                    Exhibit 9 — Form of Goldenberg Intellectual Property Assignment Agreement

O.                                                                                    Exhibit 10 — Form of Sullivan Intellectual Property Assignment Agreement

P.                                                                                      Exhibit 11— RESERVED

Q.                                                                                    Exhibit 12 — Form of Sullivan Release

R.                                                                                    Exhibit 13 — List of Sullivan Options, PSUs and RSUs

S.                                                                                      Exhibit 14 — Goldenberg Employment Agreement, as amended

T.                                                                                     Exhibit 15 — Form of Goldenberg Release

U.                                                                                    Exhibit 16 — List of Goldenberg Options, PSUs and RSUs

V.                                                                                    Exhibit 17 — RESERVED

W.                                                                                 Exhibit 18 — Engagement letter dated September 23, 2016 between Greenhill & Co., LLC and the Company

X.                                                                                    Exhibit 19 — Engagement letter dated December 14, 2016 between and among Greenhill & Co., LLC, V&E, and the Company

Y.                                                                                    Exhibit 20 — Form of Escrow Agreement for Goldenberg and Sullivan Deferred Payments

Z.                                                                                     Exhibit 21 — Form of Escrow Agreement for Reimbursement of Arbitration Fees and Expenses

IN WITNESS WHEREOF, the Settling Parties hereto have caused this Stipulation to be executed by their duly authorized counsel, as of November 2, 2017.

OF COUNSEL:	MORRIS, NICHOLS, ARSHT & TUNNELL LLP

SCHULTE ROTH & ZABEL LLP	/s/ David J. Teklits
Michael E. Swartz	David J. Teklits (#3221)
Abigail F. Coster	Kevin M. Coen (#4775)
919 Third Avenue	Alexandra M. Cumings (#6146)
New York, New York 10022	1201 N. Market Street
(212) 756-2000	P.O. Box 1347
Wilmington, Dawlare 19899
(302) 658-9200

Attorneys for venBio Select Advisor LLC

ABRAMS & BAYLISS LLP

/s/ Sarah E. Delia
A. Thompson Bayliss (#4379)
Sarah E. Delia (#5833)
Daniel J. McBride (#6305)
20 Montchanin Rd., Ste. 200
Wilmington, Delaware 19807
(302) 778-1000

Attorneys for Immunomedics, Inc.

MORRIS JAMES LLP

OF COUNSEL:	/s/ Albert H. Manwaring, IV
P. Clarkson Collins, Jr. (#739)
WILLIAMS & CONNOLLY LLP	Albert H. Manwaring, IV (#4339)
Robert A. Van Kirk	Meghan A. Adams (#4981)
Michael Goldsticker	500 Delaware Avenue, Suite 1500
725 Twelfth Street, N.W.	Wilmington, Delaware 19801
Washington, DC 20005	(302) 888-6800
(202) 434-5000
Attorneys for David M. Goldenberg and Cynthia L. Sullivan

DLA PIPER LLP (US)

/s/ Ethan H. Townsend
John L. Reed (#3023)
Ethan H. Townsend (#5813)
Harrison S. Carpenter (#018)
1201 North Market Street, Suite 2100
Wilmington, Delaware 19801
(302) 468-5700

Attorneys for Brian A. Markison

ROSS ARONSTAM & MORITZ LLP

OF COUNSEL:	/s/ Garrett B. Moritz
Garrett B. Moritz (#5646)
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP	Eric D. Selden (#4911)
Scott B. Luftglass	100 S. West Street, Suite 400
One New York Plaza	Wilmington, Delaware 19801
New York, New York 10004	(302) 576-1600

Attorneys for Greenhill & Co., Inc. and Greenhill & Co., LLC